Exhibit 10.1

RETIREMENT AND AWARD AGREEMENT
This Retirement and Award Agreement (the “Agreement”) is being entered into between David P. Singelyn (“Grantee”) and American Homes 4 Rent, a Maryland real estate investment trust (the “Company”) as of February 21, 2024, in connection with the Grantee’s notice to the Board of Trustees of the Company of his retirement (the “Retirement Notice”) as an employee of the Company as of December 31, 2024 (the “Retirement Date”).
1.Retirement: The Grantee agrees to continue to serve in good faith as the Chief Executive Officer of the Company until the Retirement Date, without changes to the Grantee’s terms and conditions of employment other than as expressly set forth herein or in the attachments hereto. The Grantee and the Company hereby agree that the Grantee’s retirement as contemplated by the Retirement Notice will qualify as a “Retirement” as defined in the Grantee’s outstanding equity award agreements as of the date hereof, and therefore will entitle the Grantee to the benefits set forth in such award agreements. The Grantee and the Company also hereby agree that the Grantee’s determination to retire as contemplated by the Retirement Notice is not, and will not be, a termination of employment by the Grantee pursuant to Section 1(a)(iii)(A) of the Severance and Change of Control Letter Agreement dated February 9, 2022, between the Grantee and the Company (the “Letter Agreement”), or a termination by the Company pursuant to Section 1(a)(ii) of the Letter Agreement, and will not otherwise entitle the Grantee to the right to receive severance or other termination benefits under the Letter Agreement. The Company and Grantee acknowledge that the FICA taxes related to Grantee’s retirement eligible awards shall be due in 2024.

2.CEO Compensation: The Grantee and the Company hereby agree that Grantee shall receive an annual base salary of $825,000 through the Retirement Date, and that, in accordance with the terms of the 2024 Annual Incentive Plan, Grantee shall be entitled to any 2024 Annual Incentive Plan award earned, payable in the first quarter of 2025.

3.Transition Advisory Services: The Grantee and the Company hereby agree that in addition to the Grantee serving as Chief Executive Officer of the Company until the Retirement Date, from January 1, 2025 until June 30, 2025 (the “Transition Period”), the Grantee shall provide the transition advisory services set forth on Exhibit A hereto.

4.Transition Award: As an inducement to Grantee to enter into this Agreement and fulfill the obligations of the Grantee hereunder, the Company hereby grants the restricted share unit award (the “Transition Award”) set forth on Exhibit B hereto.

5.Health and Welfare Benefits: As a further inducement to Grantee to enter into this Agreement and fulfill the obligations of the Grantee hereunder, the Company hereby agrees to offer Grantee health and welfare benefits, including medical, dental, and vision insurance, in his capacity as a trustee, and to cover the cost of continuing COBRA health coverage upon Grantee’s departure from the Board of Trustees for up to eighteen (18) months (the “COBRA Health Coverage Benefit,” together with the Transition Award, the “Transition Compensation”) and report the amount of the COBRA Health Coverage Benefit as taxable imputed income to the Grantee.

6.General Release and Restrictive Covenants: As consideration for the benefits provided to the Grantee by this Agreement, including the Transition Compensation, the Grantee shall execute, not revoke, and comply with the terms of Exhibit C hereto.

The undersigned, intending to be bound hereby (including by the terms on Exhibits A, B and C), have agreed to the terms and conditions of this Agreement as of the date first set forth below.

GRANTEE:

By:    /s/ David P. Singelyn
Name:    David P. Singelyn
Date:    February 21, 2024

AMERICAN HOMES 4 RENT

By:    /s/ Matthew J. Hart
Name:    Matthew J. Hart
Title:    Chairman of the Board
Date:    February 21, 2024

EXHIBIT A
Transition Advisory Services
1. Services. During the Transition Period, Grantee shall provide consulting and advisory services with respect to strategic issues concerning the Company’s business (collectively, the “Services”), as reasonably requested by Company’s Chief Executive Officer from time to time. During the Transition Period, Grantee is required, at the request of Company, to put forth reasonable efforts to faithfully perform the Services on a part-time basis and on a schedule mutually agreeable to Company and Grantee. Grantee shall perform the Services at a location of Grantee’s choice.
2. Compensation. Grantee shall not be entitled to any compensation for the Services other than the Transition Compensation. Grantee shall not be eligible to receive the annual cash retainer as a trustee of the Company during the Transition Period.
3. Expenses. The Company shall reimburse Grantee for all reasonable out-of-pocket business expenses (approved in advance by Company) incurred by Grantee in the course of performing the Services. Such reimbursement shall be consistent with Company’s policies in effect from time to time, and made known to Grantee, with respect to travel and other business expenses, including without limitation Company’s reasonable requirements with respect to reporting and documentation of such expenses.
4. No Employee Benefits. During the Transition Period, as an independent contractor, Grantee shall not be eligible for, or entitled to, and shall not participate in, any of Company’s health, disability, life insurance, 401(k), employee stock purchase plan, or other benefits programs as an employee. Because Grantee is an independent contractor and is not an employee of Company, Company will not obtain workers’ compensation insurance for Grantee. Nothing in this section shall prevent Grantee from being eligible for benefits offered to trustees of the Company.
5. Independent Contractor Status. During the Transition Period, Grantee shall be an independent contractor, not an employee of Company. Grantee and Company agree to the following which are consistent with an independent contractor relationship:
a.    During the Transition Period, Grantee has the right to perform services for others, provided that Grantee’s services performed for others do not violate any of Grantee’s other obligations to the Company, including pursuant to this Agreement.
b.    Grantee will have control and discretion over the means and manner by which the Services will be performed and the result. While Company is entitled to provide Grantee with general guidance to assist Grantee in completing the Services to Company’s satisfaction, Grantee is responsible for directing and controlling the performance of the Services in accordance with the terms and conditions of this Agreement.
c.    Except with respect to any applicable deadlines and schedules for completion of the Services, Grantee is not bound to, and will be in control over, the schedule and time during which the Services are performed.
d.    Grantee agrees to perform the Services in conformity with all applicable statutes, regulations, and ordinances.
f.    During and after the Transition Period, Grantee agrees to promptly return to Company upon request any property, data, and documents of Company, and to comply with all reasonable requests to take action to ensure that Company’s data and/or documents have been returned and no copies, electronic or otherwise, remain accessible by Grantee.
6. Payment of Taxes. Grantee acknowledges and agrees that Grantee shall be responsible for filing all tax returns, tax declarations and tax schedules, and the payment of all taxes required or due with respect to any and all compensation derived from Services performed. Except as otherwise required by law, Company shall not withhold any sums from payments made to Grantee for social security or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Grantee’s responsibility. Grantee shall indemnify Company for any amounts that Company is required to pay as a result of the failure to pay any such taxes, together with any interest, penalties, and related expenses thereto.
7. Indemnification. Grantee shall hold harmless and indemnify Company, its subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, representatives, past and present employees, and their successors, heirs, executors and administrators from and against any and all claims, causes of action, liabilities, expenses and costs, including reasonable attorneys’ fees, for any liabilities, losses, damages, claims, or causes of action arising out of, or connected with: (a) Grantee’s gross negligence or willful misconduct in connection with the performance of Services; or (b) any failure to comply with Grantee’s obligations under governmental laws and regulations, including, but not limited to, any tax obligations.
8. Termination. The obligations of the parties under this Exhibit A shall terminate automatically on the occurrence of any of the following events: (a) completion of the Transition Period; (b) bankruptcy or insolvency of either party; (c) mutual written agreement of the parties; or (d) death or disability of Grantee; or (e) Grantee’s breach of this Exhibit A. In the event of termination, Grantee shall, upon request, perform such work as may be requested to transfer work in process to Company or to a party designated by Company.

9. Non-Disclosure.
a.    Grantee understands that, in connection with performing the Services, Grantee may receive, produce, or otherwise be exposed to Company’s trade secrets, business, proprietary and/or technical information, including, without limitation, information concerning customer lists, customer support strategies, employees, research and development, business plans or strategies, financial information (including sales, costs, profits, and pricing methods), manufacturing, marketing, proprietary software, hardware, firmware, and related documentation, inventions (whether patentable or not), know-how, show-how, and other information considered to be confidential by Company, and all derivatives, improvements and enhancements to any of the above (including those derivatives, improvements and enhancements that were created or developed by Grantee under this Agreement), in addition to all information Company receives from others under an obligation of confidentiality (individually and collectively “Confidential Information”).
b.    Grantee acknowledges that the Confidential Information is Company’s sole, exclusive and extremely valuable property. Accordingly, Grantee agrees to segregate all Confidential Information from information of other companies and third parties and agrees not to reproduce any Confidential Information without Company’s prior written consent, not to use the Confidential Information except in the performance of the Services, and not to divulge all or any part of the Confidential Information in any form to any third party, either during or after the Transition Period, except to Company’s employees and Grantee’s employees (if any) who need to know such Confidential Information in order to perform the Services. Upon termination or expiration of this Agreement for any reason, Grantee agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Grantee’s possession or under Grantee’s direct or indirect control, including any computer access codes, and to arrange for the return of such materials.
c.    Grantee shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information received by Grantee from third parties. Grantee warrants that his performance of all the terms of this Agreement does not and will not breach any agreement entered into by Grantee with any other party, and Grantee agrees not to enter into any agreement, oral or written, in conflict herewith. In addition, Grantee recognizes that Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Grantee agrees that Grantee owes Company and such third parties, during the Transition Period and thereafter, regardless of the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out Grantee’s work for Company consistent with the Company’s agreement with such third party) or to use such information for the benefit of anyone other than for Company or such third party (consistent with Company’s agreement with such third party).
d.    Grantee also agrees that, during the Transition Period, he shall not make, use or permit to be used any Company Property other than for the benefit of Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, designs, specifications, software programs, software code, data, computers, cellular telephones, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of Company or concerning any of its dealings or affairs and any other Company property in its possession, custody or control. Grantee further agrees that he shall not, after the termination of his consultancy, use or permit others to use any such Company Property. Grantee acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of Company. Immediately upon the termination of this Agreement, or at any earlier time as requested by Company, Grantee shall deliver all Company Property in his possession, and all copies thereof, to Company.
10. Ownership of Work Product. Company has sole ownership of all rights to any work product generated by Grantee while performing services under this Agreement. Company may modify any work product prepared by Grantee.
11. Mutual Agreement to Arbitrate Disputes.
a.    The Federal Arbitration Act (9 U.S.C. § 1 et seq.) governs this arbitration provision, which evidences a transaction involving commerce. Company and Grantee agree that this agreement to arbitrate applies to any past, present or future legal controversy, claim, dispute or disagreement (a “Dispute”) between the Parties (and/or any of its affiliates, owners, shareholders, directors, members, officers, employees, volunteers or agents) relating to or arising out of this Agreement and/or Grantee’s provision of Services.
b.    A Dispute between the Parties may only be resolved by binding arbitration before a single arbitrator in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), which may be found at www.adr.org. The arbitration proceeding shall take place in Clark County, Nevada. The arbitrator shall apply, as applicable, federal or Nevada substantive law and law of remedies. The remedial authority of the arbitrator shall be no greater than that which is available under the statutory or common law theory asserted. The demand for arbitration will be filed in writing with the other Party and with the AAA. The arbitrator may award to a Party any remedy to which that party is entitled under applicable law (including, but not limited to, legal, equitable and injunctive relief), but such remedies are limited to those that would be available to a Party in his or its individual capacity in a court of law for the disputes presented to and decided by the arbitrator. The arbitrator is without jurisdiction to apply any different substantive law. The award rendered by the arbitrator will be in writing and will state the factual and legal bases for the decision and will be final. Judgment may be entered upon the award in accordance with applicable law in any court having jurisdiction. Fees and costs of the arbitrator and AAA will be the responsibility of the Parties in accordance with the AAA Rules. Each Party will pay for his or its own costs and attorneys’ fees, if any, but if any Party prevails on a claim which affords the prevailing party’s attorneys’ fees, the arbitrator may award reasonable fees to the prevailing party as provided by law. Excluded from this agreement to arbitrate are claims that an applicable federal statute states cannot be arbitrated. Either Company or Grantee may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this provision, to obtain preliminary relief in support of claims to be adjudicated by arbitration, or to enforce an arbitration award.
c.    This agreement to arbitrate will survive the termination of the contractor relationship. If any provision of this agreement to arbitrate is adjudged to be void, voidable or otherwise unenforceable, in whole or in part, that provision will, without affecting the validity of the remainder of the arbitration provision, be: (i) modified to the extent necessary to render the term or provision enforceable preserving to the fullest extent possible the intent and agreements herein, or (ii) to the extent such modification is not permissible, severed from this Agreement. All remaining provisions will remain in full force and effect. Notwithstanding any contrary language, this arbitration provision may not be modified or terminated absent a writing signed (electronically or otherwise) by both parties.
12. Miscellaneous Provisions.
a.    Company shall have the right to assign this Agreement without Grantee’s authorization in the event of a “Change in Control” as defined in the Company’s 2021 Equity Incentive Plan, and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Grantee may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company, and this Agreement shall be binding upon Grantee’s heirs, executors, administrators and legal representatives.
b.    This Agreement is entered into in Clark County, Nevada, and will be construed and interpreted according to the law of the State of Nevada.
c.    Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Should any provision of this Agreement be held invalid, void or unenforceable by an arbitrator or a court of competent jurisdiction, such adjudication shall in no way affect the validity or enforcement of the remainder of this Agreement, and the provision affected shall be curtailed only to the extent necessary to bring the Agreement within the applicable requirements of the law.
d.    This Agreement constitutes the entire agreement between the Parties with respect to the matters addressed herein and may be modified only by a written amendment signed by the Parties. All other negotiations and agreements (written or oral) between the Parties are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein. The language of all parts of this Agreement will in all cases be construed as a whole in accordance with its fair meaning and not strictly for or against either party hereto.

EXHIBIT B
Transition Award Agreement
American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), hereby grants restricted share units relating to Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to the Grantee. Additional terms and conditions of the grant are set forth below and in the Company’s Amended and Restated 2021 Equity Incentive Plan (as further amended from time to time, the “Plan”). Terms not defined herein shall have the meanings set forth in the Plan.
Grant Date: February 21, 2024
Number of Restricted Share Units Granted: 46,070
Vesting Schedule: 100% of the restricted share units will vest on June 30, 2025, subject to (i) the Grantee not unilaterally terminating or breaching the Agreement (including the terms of the exhibits) prior to the vesting date, and (ii) the Grantee executing a general release as of January 1, 2025 in substantially the form set forth on Exhibit C of this Agreement.

TRANSITION AWARD AGREEMENT

Restricted Share Units
This Agreement evidences an award of restricted share units in the number set forth on the cover sheet, which are subject to the vesting and other terms and conditions set forth in the Agreement and in the Plan (the “Restricted Share Units”).

Restricted Share Units Transferability
Except to the extent the Plan, Applicable Law, and the Committee permit transfer to a Family Member, your Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things in contravention of the prior sentence, you will immediately forfeit your Restricted Share Units.

Vesting
Your Restricted Share Units will vest in accordance with the Vesting Schedule set forth on the cover sheet of this award.
Notwithstanding the Vesting Schedule set forth on the cover sheet, if your Service is terminated because of your death or Disability or upon a termination of your employment prior to December 31, 2024 by the Company without Cause, your Restricted Share Units will become 100% vested upon such termination of Service.

Change in Control
Notwithstanding the Vesting Schedule set forth on the cover sheet, your Restricted Share Units will accelerate if so provided in Section 17.3 and 17.4 of the Plan in the event of a Change in Control.
For purposes of this Agreement, “Change in Control” will have the same meaning as defined in the Plan; provided, however, that in no event will a Change in Control be deemed to have occurred under Section 17.3 or 17.4 of the Plan if the Company is merged or consolidated with an Affiliate, even if the Company’s shareholders hold less than 50% of the combined voting power of the voting securities of the Company in the surviving entity.

Forfeiture of Unvested Restricted Share Units
In the event that the terms of the Vesting Schedule are not satisfied (except in the limited cases of death or Disability or Termination without Cause, as described above), you will forfeit to the Company all of the Restricted Shares Units subject to this grant that have not yet vested.

Leaves of Absence
For purposes of these Restricted Share Units, your Service does not terminate when you go on a bona fide Grantee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for these purposes and when your Service terminates for all purposes under the Plan.

Delivery
In the event you become vested in all or a portion of the Restricted Share Units under this Agreement, the Restricted Share Units shall be settled by delivery of the Common Shares in respect of each Restricted Share Unit as soon as administratively practicable following the date the Restricted Share Units vest pursuant to the Vesting Schedule set forth on the cover sheet of this award or pursuant to the accelerated vesting provisions under this award, but in no event later than thirty (30) days after the applicable vesting date.

Evidence of Issuance
The issuance of the Common Shares with respect to the Restricted Share Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding
In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to this grant of Restricted Share Units, the issuance of Common Shares with respect to this grant, or the payment of dividends, the Company will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Common Shares to be delivered in connection with the Restricted Share Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company, or (iv) withhold the delivery of vested Common Shares otherwise deliverable under this Agreement to meet such obligations; provided that the Common Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Retention Rights
This award and the grant of the Restricted Shares Units do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any Affiliate, the Company and any Affiliate reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder of the Company with respect to the Restricted Share Units unless and until the Common Shares relating to the Restricted Share Units have been issued and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company’s books.
Notwithstanding the foregoing, you shall be entitled to receive Dividend Equivalents in respect of each Restricted Share Unit. Specifically, if the Company declares a regular cash dividend on the Common Shares during any period, you shall be entitled to receive Dividend Equivalents in an amount equal to the number of Restricted Share Units held on the record date for such dividend multiplied by the amount of the cash dividend per Common Share declared, as if you had held a number of Common Shares equal to the number of Restricted Share Units of the dividend record date. Any such Dividend Equivalents relating to your Restricted Share Units shall be payable in cash at the same time as the Common Shares underlying the Restricted Share Units, less applicable withholding taxes.
The Restricted Share Units will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Clawback
The Restricted Share Units are subject to mandatory repayment by you to the Company to the extent you are, or in the future become, subject to (i) the Company’s Executive Officer Performance-Based Compensation Recovery Policy, as may be amended, or any similar policy effective as of the Grant Date, (ii) any other Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, or regulation, or (iii) any law, rule, or regulation which imposes mandatory recoupment, under the circumstances set forth in any such law, rule, or regulation.

Applicable Law
The validity and construction of the Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive laws of any other jurisdiction.

The Plan
The text of the Plan is incorporated into the Agreement.
Certain capitalized terms used in the Agreement are defined in the Plan and have the meaning set forth in the Plan.
The Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Share Units. Any prior agreements, commitments, or negotiations concerning the Restricted Share Units are superseded.

Data Privacy
To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in the Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information, and any other information that the Company deems appropriate to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights
The grant of Restricted Share Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Restricted Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Code Section 409A
The grant of Restricted Share Units under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT C
General Release and Restrictive Covenants
This General Release and Restrictive Covenants (the “Agreement”) is being entered into between David P. Singelyn (“Grantee”) and American Homes 4 Rent (the “Company”) as of February 21, 2024 in connection with the Retirement and Award Agreement (the “Retirement Agreement”) between the parties executed as of the date hereof. Employee and the Company are referred to collectively as the “Parties.” Terms not defined herein shall have the meanings set forth in the Retirement Agreement.
1.     General Release. Except for any rights granted under this Agreement, Grantee, for himself, and for his heirs, assigns, executors and administrators, hereby releases and forever discharges the Company, its subsidiaries, joint ventures, investors, affiliates, divisions, predecessors, successors, assigns, and each of their respective trustees or directors, officers, partners, attorneys, shareholders, administrators, Grantees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Grantee ever had, may have had, now has, or that Grantee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Grantee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).
a.    Released Claims. The Released Claims include, but are not limited to, any claims for monetary damages; any claims related to Grantee’s employment with the Company or the termination thereof; any claims to severance or similar benefits other than those provided herein; any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company, including but not limited to any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Grantee or by any person claiming to act on Grantee’s behalf or in Grantee’s interest. Grantee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Grantee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:
i.    Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act, as amended, and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) (which prohibit discrimination on the basis of age); the Equal Pay Act (which prohibits paying unequal pay for equal work on the basis of sex); Nev. Rev. Stat. Chapter 613 (Employment Practices), or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.
ii.    Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN,” which requires advance notice of certain workforce reductions); the Grantee Retirement Income Security Act of 1974 (which, among other things, protects Grantee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); any applicable paid sick leave or paid family leave laws; Nev. Rev. Stat. Chapter 608 (which governs employment and wage and hour matters).
iii.    Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, including but not limited to any other federal, state, or local statute, regulation, common law doctrine, or decision.
b.    Participation in Agency Proceedings. Nothing in this Agreement shall prevent Grantee from filing a charge (including a challenge to the validity of this Agreement) with or providing information to a government agency authorized to enforce laws against unlawful conduct, including the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Nevada Equal Rights Commission (the “NERC”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the NERC or other federal, state or local agencies. However, by entering into this Agreement, Grantee understands and agrees that Grantee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, NERC or similar federal, state or local agency proceeding, including any subsequent legal action.

c.    Claims Not Released. The Released Claims do not include claims by Grantee for: (1) unemployment compensation; (2) worker’s compensation benefits; (3) previously vested benefits under any Company-sponsored benefits plan; and (4) any other rights or claims that cannot by law be released by private agreement.
d.    Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, GRANTEE UNDERSTANDS THAT GRANTEE IS WAIVING ALL RIGHTS GRANTEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO GRANTEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. GRANTEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, GRANTEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF FOR GRANTEE BASED ON ANY CLAIMS THAT ARE LAWFULLY RELEASED IN THIS AGREEMENT. GRANTEE FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO RECOVER, AND WILL NOT ACCEPT, ANY MONETARY OR OTHER RELIEF FOR GRANTEE CONCERNING THE CLAIMS THAT ARE LAWFULLY RELEASED IN THIS SECTION.
2.    Non-Disclosure of this Agreement. Grantee agrees that from and after the date of the receipt of this Agreement, Grantee will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Grantee’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Grantee’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Grantee’s immediate family. Grantee agrees that prior to disclosing such information under parts (ii), (iii), or (iv) of this Paragraph, Grantee will inform the recipients that they are bound by the limitations of this Paragraph. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Grantee in breach of this Agreement.
3.    Proprietary and/or Confidential Information. Grantee agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees, as defined above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, Grantee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any Grantee of the Company reflecting such Confidential Information, that Grantee acquired while an employee of the Company will not be disclosed or used for Grantee's own purposes or in a manner detrimental to the Company’s interests, except as otherwise may be provided below. Notwithstanding anything else in this Agreement, Grantee may disclose Confidential Information that Grantee has acquired through Grantee’s general training, knowledge, skill, or experience (whether on the job or otherwise).
4.    Return of Information and Property. Grantee agrees, after the Retirement Date, to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers including any laptop or cellular phone, hard drives, keys, passwords, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Grantee represents that all such information and items have been returned to the Company.
5.    Non-disparagement. Grantee agrees that Grantee will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its officers, directors, managers, Grantees, clients, contractors, agents, or any of the other Releasees. This prohibition does not preclude Grantee from providing truthful testimony if compelled by law. Grantee will refer all reference requests regarding Grantee’s employment with the Company to the Company’s Human Resources department, who will disclose only Grantee’s dates of employment with the Company and last position held in response to such reference requests.
6.    Cooperation. The parties agree that certain matters in which Grantee has been involved during the Grantee’s employment may need the Grantee’s cooperation with the Company in the future. Accordingly, after the Retirement Date, to the extent reasonably requested by the Company, the Grantee shall cooperate with the Company regarding matters arising out of or related to Grantee’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of the Grantee’s other activities. The Company shall reimburse the Grantee for necessary business expenses incurred in connection with this cooperation and, to the extent that Grantee is required to spend substantial time on such matters, the Company shall compensate Grantee at an hourly rate based on the Grantee’s base salary on the Retirement Date; provide that the Grantee shall not be entitled to compensation for services provided under this Agreement during the Transition Period.
7.    General Provisions. Grantee agrees that the Transition Compensation constitutes consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Grantee was entitled as a result of Grantee’s employment with the Company. Except for the Company equity award agreement(s) which remain in effect except as expressly modified by this Agreement, this Agreement contains the entire understanding and agreement between the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Grantee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada, excluding the choice of law rules thereof. Notwithstanding the foregoing, the validity and construction of Section 10 will be governed by, and construed and interpreted in accordance with, applicable Colorado law. Any action involving this Agreement shall be initiated solely in Clark County, Nevada, except that any action involving Section 10 shall be initiated in Colorado. The language of all parts of this Agreement will be construed according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the parties hereunder may not be assigned by Grantee without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Grantee’s permission or consent. The provisions of this Agreement are severable, and, with the exception of the release provisions in Paragraph 1 and its subsections, if any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby, and the other provisions shall remain fully valid and enforceable. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.
8.    No Admission; Attorneys’ Fees. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees, except that this attorneys’ fee shifting provision does not apply to a challenge to the knowing and voluntary nature of this Agreement under the ADEA or OWBPA.
9.    ADEA Acknowledgment/Time Periods. With respect to the General Release in Paragraph 1 of this Agreement, Grantee agrees and understands that by signing this Agreement, Grantee is specifically releasing all claims under the ADEA. Grantee acknowledges that Grantee has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.
a.    Consideration Period. Grantee is hereby advised to consult with a competent, independent attorney of Grantee’s choice, at Grantee’s expense, regarding the legal effect of this Agreement before signing and delivering it. Grantee shall have at least twenty-one (21) calendar days from receipt of this Agreement to consider whether to execute and deliver it (“Consideration Period”), but Grantee may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period. In the event Grantee chooses to sign this Agreement prior to the expiration of the Consideration Period, Grantee represents that Grantee is knowingly and voluntarily waiving the remainder of the Consideration Period. The parties agrees that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
b.    Revocation Period. Grantee understands that Grantee has seven (7) calendar days following Grantee’s execution and delivery of this Agreement to revoke it in writing, and that the general release provisions set forth in Paragraph 1 of this Agreement, as well as Grantee’s right to retain the Transition Compensation, will not be effective or enforceable until after this seven (7) day period has expired without revocation. If Grantee wishes to revoke this Agreement after signing and delivering it, Grantee must provide written notice of Grantee’s decision to revoke the Agreement to the Company, Attention: Sara H. Vogt-Lowell, Chief Legal Officer, 23975 Park Sorrento, Suite 300, Calabasas, California 91302, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Grantee has signed and delivered this Agreement (the “Revocation Deadline”). For the avoidance of doubt, if Grantee timely revokes this Agreement, the Grantee shall forfeit the Transition Compensation.
10.    Non-Solicitation and Non-Competition.
a.    Non-Solicitation. From the date of this Agreement until twenty-four (24) months after the Retirement Date, Grantee shall not, directly or indirectly, other than as an employee or consultant of and for the benefit of the Company or its affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its affiliates or engaged by the Company or its affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Retirement Date) to terminate or refrain from continuing such employment or engagement.
b.    Non-Competition. From the date of this Agreement until twelve (12) months following the Retirement Date, Grantee shall not directly or indirectly (i) have any equity interest in any Competing Business, or (ii) manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with a Competing Business, where Grantee’s position or service is of the same or similar nature as the work Grantee performs for the Company. For purposes of this

Agreement, “Competing Business” shall mean a person or entity whose primary and principal business activity is the ownership, management, leasing, acquisition, renovation and/or development of single-family homes for rent in the United States. Notwithstanding the foregoing, Grantee may own, as a passive investor, securities of any publicly-traded entity, so long as Grantee’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and you are not a controlling person of, or a member of a group that controls, such entity.
11.    Internal Revenue Code Section 409A. The parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Grantee hereunder. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any deductions for money or property that Grantee owes to the Company, offset or otherwise reduce any sums that may be due or become payable to or for the account of Grantee with respect to any arrangements other than pursuant to the terms of this Agreement, from amounts that constitute deferred compensation for purposes of Section 409A and except as required by law. Grantee’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Grantee pursuant to Section 409A.
12.    Execution. Grantee understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if Grantee fails to sign and deliver this Agreement, or if Grantee signs and delivers but then timely revokes the Agreement before the Revocation Deadline; provided that in the event the Grantee revokes this Agreement the Grantee shall remain subject to the obligation to return the Transition Compensation.
13.    No Interference with Rights. Grantee understands that this Agreement does not apply to (a) any claims or rights that may arise after the date that Grantee signed this Agreement, (b) any vested rights under the Company’s benefit plans as applicable on the date Grantee signed this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (i) limits or affects Grantee’s right to challenge the validity of this Agreement under the ADEA, (ii) precludes Grantee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding Employer, its agents, or Grantees, when Grantee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or (iii) prevents Grantee from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or any other federal, state or local agency or entity or self-regulatory organization charged with the enforcement of any laws, or to cooperate with such agency or entity or organization, without notice to the Company and including providing documents or any other information (and to receive a whistleblower award provided by law for providing such information), although by signing this Agreement, Grantee is waiving Grantee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Grantee or on Grantee’s behalf by any third party, except for any right Grantee may have to receive a payment or award from a government agency (and not the Employer) for information provided to the government agency. Notwithstanding Grantee’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Grantee understands that as provided by the federal Defend Trade Secrets Act, Grantee will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
BY SIGNING THIS AGREEMENT, GRANTEE REPRESENTS AND WARRANTS THAT GRANTEE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, GRANTEE HAS CAREFULLY READ AND UNDERSTANDS THIS

AGREEMENT IN ITS ENTIRETY, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF GRANTEE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.